Exhibit 99.1

Palo Alto Networks Appoints Mark Goodburn to Board of Directors; Announces

Retirement of Director Mary Pat McCarthy

SANTA CLARA, Calif., November 19, 2025 — Palo Alto Networks® (NASDAQ: PANW), the global cybersecurity leader, today announced the appointment of Mark Goodburn to the company’s board of directors. The company also announced the retirement of Mary Pat McCarthy, one of its longest-serving board members, effective January 23, 2026.

Nikesh Arora, chairman and CEO, Palo Alto Networks

“We are delighted to welcome Mark to our Board of Directors as we continue to execute on our strategy and drive growth. Mark is a respected leader with decades of experience in global advisory, technology, and innovation, and his insights will be invaluable to us. And on behalf of Palo Alto Networks and our board, I want to express our deepest gratitude to Mary Pat McCarthy for her incredible service and dedication. Having served as a director for nearly a decade, she has been a foundational part of our journey, providing unwavering guidance, wisdom, and stewardship. Her contributions have been instrumental in shaping the company we are today, and we wish her the absolute best in her retirement.”

Mark Goodburn joins Palo Alto Networks’ Audit Committee, serving as chair, and the Security Committee. Mr. Goodburn served as the Chairman and Global Head of Advisory of KPMG International from 2011 to 2021, where he was a member of the executive team and held top responsibilities for their consulting and deal advisory businesses. He also held roles as Global Head of Strategic Investments and Innovation, Vice Chairman of KPMG LLP, and Global Head of KPMG’s Technology, Media and Telecommunications line of business. He currently serves on the board of C.H. Robinson Worldwide.

Mary Pat McCarthy, has served on Palo Alto Networks board since 2016, will retire for personal reasons effective on January 23, 2026. Ms. McCarthy has stepped down as chair of the Audit Committee but will continue to serve as a member of both the Audit Committee and Security Committee until her retirement date.

About Palo Alto Networks

As the global AI and cybersecurity leader, Palo Alto Networks (NASDAQ: PANW) is dedicated to protecting our digital way of life via continuous innovation. Trusted by more than 70,000 organizations worldwide, we provide comprehensive AI-powered security solutions across network, cloud, security operations and AI, enhanced by the expertise and threat intelligence of Unit 42. Our focus on platformization allows enterprises to streamline security at scale, ensuring protection fuels innovation. Explore more at www.paloaltonetworks.com.

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